Exhibit 99.1

MicroVision Announces Third Quarter 2014 Operating and Financial Results

Company Recently Announced Agreements Totaling Nearly $3.4 Million for Display Module Support Services and Component Orders for Fortune Global 100 Customer

REDMOND, Wash.--(BUSINESS WIRE)--November 5, 2014--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the third quarter of 2014 and the advancement of its 2014 business objectives. MicroVision continued its positive momentum in the third quarter related to its business goals for 2014.

Business Update

MicroVision has made several recent announcements demonstrating continued progress with its Fortune Global 100 customer on the development and commercialization of a custom display module incorporating PicoP® display technology intended for use in a variety of products. The companies completed the development phase as outlined in an April 2013 agreement and are cooperating on commercialization and production readiness. The Fortune Global 100 company has contracted with MicroVision for $1.5 million in support services. MicroVision also announced in September orders of nearly $1.9 million for components for the Fortune Global 100 company’s display module.

MicroVision delivered custom PicoP® display modules in the third quarter to another customer, a leader in logistics and package delivery. The modules are part of a new package guidance application aimed at increasing processing efficiency in real-time package sorting and routing.

In the automotive segment, MicroVision delivered a prototype HUD system to a vehicle OEM in early October. The OEM is continuing its internal evaluation program. The vehicle OEM is one of two active MicroVision customer opportunities in the automotive segment.

Market evidence indicates growing usage of mobile devices for watching video. YouTube recently revealed that about 50 percent of its views are coming from mobile1. This statistic aligns with findings in Adobe’s Q2 2014 “US Digital Video Benchmark Report”2 which reported that smartphones are the device of choice for mobile video viewing with 59 percent year over year growth.

The trend toward mobile viewing could open up expanded market opportunity for pico projection. In a study commissioned by MicroVision, over 80 percent of consumers who were shown demonstrations of a pico projector with PicoP display technology expressed that they would watch more movies and TV shows on a mobile device if they had the pico projector with the features enabled by PicoP display technology.

Financial Update

MicroVision continued its aggressive management of cash used in operations. For the first nine months of 2014, cash use was $9.9 million, consistent with cash use for the same period in 2013. Operating loss and net loss for the third quarter of 2014 were both reduced compared to the same quarter in 2013.

The following financial results are for the three and nine months ended September 30, 2014, compared to the same periods one year earlier.

  Revenue was $968,000 for the third quarter 2014 compared to $964,000 for the third quarter a year ago. Revenue for the first nine months of 2014 was $2.8 million, compared to $4.6 million for the first nine months of 2013.
  Operating loss for the third quarter of 2014 was $3.4 million, compared to $4.1 million for the same quarter a year ago. Operating loss was $9.8 million for the first nine months of 2014, compared to $11.2 million for the first nine months of 2013.
  Net loss for the third quarter of 2014 was $3.4 million, or $0.08 per share, compared to $3.7 million, or $0.13 per share, for the same quarter a year ago. Net loss was $14.8 million, or $0.36 per share, for the first nine months of 2014 compared to $10.8 million, or $0.40 per share, for the first nine months of 2013. The net loss for the first nine months of 2014 includes a $5.0 million non-cash loss recognized on the fair value adjustment of our warrant liability.
  For the third quarter of 2014, cash used in operations was $3.2 million compared to $3.7 million for the same period in 2013. For the nine months ended September 30, 2014, cash used in operations was $9.9 million which is the same for this period in 2013.

The cash and cash equivalents at the end of the third quarter were $10.9 million. The cash balance includes net proceeds of $1.9 million attained during the third quarter under the $4.5 million At-the-Market (ATM) equity offering facility announced in June. MicroVision has raised a total in net proceeds of $2.8 million under the ATM facility.

As of September 30, 2014, the backlog was $2.1 million comprised primarily of components orders announced in September 2014. The backlog does not include the $1.5 million in support services announced in October 2014.

Conference Call

The company will host a conference call today to discuss its second quarter 2014 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-800-446-1671 (for U.S. participants) or + 1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 38367611. A live webcast of the call can be accessed from the company’s web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or +1-630-652-3042 (International), pass code 3836 7611#. The phone in replay will be available for one week.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

1 Recode, “Half of YouTube Traffic is Now From Mobile,” Bonnie Cha, October 27, 2014

2 Adobe Digital Index: U.S. Digital Video Benchmark Q2 2014

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to market trends and those containing words such as “aims,” “indicate,” “trend toward,” and “would” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	September 30,	December 31,
	2014	2013

Assets
Current Assets
Cash and cash equivalents	$10,896	$5,375
Accounts receivable, net	577	24
Inventory	79	49
Other current assets	458	336
Total current assets	12,010	5,784

Property and equipment, net	842	1,065
Restricted cash	435	435
Intangible assets, net	1,046	1,145
Other assets	18	18
Total assets	$14,351	$8,447

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,660	$1,610
Accrued liabilities	2,361	2,455
Billings in excess of costs and estimated earnings on uncompleted contracts	103	680
Warrant liability	-	4,902
Current portion of capital lease obligations	-	15
Total current liabilities	4,124	9,662

Deferred rent, net of current portion	523	481
Total liabilities	4,647	10,143

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	44	32
Additional paid-in capital	475,143	448,981
Accumulated deficit	(465,483)	(450,709)
Total shareholders' equity (deficit)	9,704	(1,696)
Total liabilities and shareholders' equity (deficit)	$14,351	$8,447

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Development revenue	$230	$660	$1,691	$1,840
Product revenue	16	176	44	2,312
Contract revenue	722	128	1,063	483
Total revenue	968	964	2,798	4,635

Cost of product revenue	5	8	28	1,509
Cost of contract revenue	363	76	507	239
Total cost of revenue	368	84	535	1,748

Gross margin	600	880	2,263	2,887

Research and development expense	2,369	2,893	7,148	7,484
Sales, marketing, general and administrative expense	1,588	2,132	5,416	6,636
Gain on disposal of fixed assets	(1)	(33)	(29)	(35)
Gain on sale of previously reserved inventory	-	(26)	(455)	(32)
Total operating expenses	3,956	4,966	12,080	14,053

Loss from operations	(3,356)	(4,086)	(9,817)	(11,166)

Change in warrant liability	-	397	-	397
Gain (loss) on warrant exchange	-	18	(4,967)	18
Other income (expense)	1	4	10	(6)

Net loss	$(3,355)	$(3,667)	$(14,774)	$(10,757)

Net loss per share - basic and diluted	$(0.08)	$(0.13)	$(0.36)	$(0.40)

Weighted-average shares outstanding - basic and diluted	43,858	28,448	40,605	26,739

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
ir@microvision.com
or
Robert Brown, 424-248-0512 (media/PR)
robert@bohle.com